Execution Version

EXECUTIVE SEPARATION AGREEMENT

This EXECUTIVE SEPARATION AGREEMENT (“Agreement”) is entered into as of September 19, 2024 (the “Effective Date”) by and among AMMO, Inc., a Delaware corporation (the “Company”), headquartered at 7681 E. Gray Rd in Scottsdale, Arizona and the Company’s Chief Financial Officer, Robert Wiley, an individual (the Executive”). The Company and the Executive are hereafter referred to collectively as the “Parties” and individually as a “Party”.

BACKGROUND

WHEREAS, the Company and Executive entered into a three-year employment agreement (“Employment Agreement”) on January 29, 2021 under which Executive agreed to serve as the Company’s Chief Financial Officer (“CFO”);

WHEREAS, the Company and Executive executed an amendment to the Employment Agreement on or around April 1, 2021 (“First Amendment to Employment Agreement”), a second amendment to the Employment Agreement on September 1, 2021 (“Second Amendment to Employment Agreement”), and a third amendment to the Employment Agreement on June 1, 2023 (“Third Amendment to Employment Agreement”);

WHEREAS, the initial term (“Initial Term”) of the Employment Agreement was set to expire on January 29, 2024, but on January 3, 2024, Executive exercised his right to extend the Initial Term for a one-year additional term (“Additional Term”); and

WHEREAS, the Parties wish to amicably end their relationship under the Employment Agreement and terminate Executive’s employment as the Company’s CFO, in the following manner.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.
Separation.
a.
The Executive’s employment as CFO shall terminate (“Termination”), effective September 20, 2024 (the “Termination Date”).

b.
Before and after the Termination Date, Executive shall take any and all actions as reasonably requested by the Company in order to efficiently effect the Termination and facilitate the transfer of duties to Executive’s successor, including, but not limited to:
i.
sharing electronic and physical access to all resources necessary to perform Executive’s duties;
ii.
introducing Executive’s successor to banking partners and investor contacts;
iii.
transferring access to all of the Company’s books and records;
iv.
sharing access codes for EDGAR filings;

v.
transferring or updating signatory authority on the Company’s financial accounts;
vi.
introduce successor to audit, compliance, and regulatory partners;
vii.
transfer ownership of vendor accounts to which Executive has exclusive control;
viii.
return all Company property; and
ix.
execute additional documents necessary to complete the Termination.

c.
Executive and Company waive any requirement to transmit written notice of Termination under Article III of the Employment Agreement.

2.
Termination Compensation. The Executive shall be entitled to the following salary and fringe benefits as termination compensation (“Termination Compensation”):

a.
Executive shall continue to receive all compensation and benefits to which he is entitled under the Employment Agreement through the Termination Date.

b.
Executive shall be entitled to receive cash severance payments equal to fifteen months of Executive’s annual base salary for a total of four hundred six thousand two hundred and fifty dollars ($406,250.00) (“Cash Severance”). The Cash Severance shall be paid in pro-rata equal installments (less applicable state, federal and employee directed withholdings) over fifteen months following the Termination Date in the same manner and at the same times it was payable to Executive prior to termination (payable in bi-monthly installments by ACH/wire or automatic deposit as determined by Executive).

c.
Executive shall be entitled to receive fifty thousand (50,000) shares of common stock as equity severance compensation (“Equity Severance”). Executive shall be entitled to receive the Equity Severance, issued to Executive in the same manner as was issued to Executive prior to termination, at the same time the Company issues shares to employees for its third quarter of fiscal year 2025.

d.
Executive shall be entitled to a lump sum payment, payable within 15 days of the execution of this Agreement, equal to the value of Executive’s accrued and unused vacation and paid time off balance as of the Termination Date.

e.
Through September 30, 2025, the Company shall continue to provide Executive with family health benefits under the Company’s employer sponsored plans to the same extent that they were provided to Executive prior to the termination of the Employment Agreement. Executive represents, warrants and agrees to provide the Company with immediate notice if a new employment position is obtained that offers Executive with such health insurance benefits, upon which notice the Company shall be permitted to and will terminate Executive’s coverage under the Company-sponsored health plan in coordination with Executive’s newly placed health coverage such that there is no gap in insurance coverage.

f.
Following execution of this Agreement, the Company shall reimburse Executive for all reimbursable expenses, if any, due to him under the Employment Agreement as of the

Termination Date. Executive shall, within 15 days of the execution of this Agreement, provide the Company with a list of such reimbursable expenses and the Company shall, assuming none of the listed reimbursable expenses are in dispute, provide such reimbursement within 5 business of receipt. In the event that any part of the reimbursable expenses is disputed by the Company, the Company shall only be required to provide reimbursement for the expenses not in dispute in the manner provided above and the Parties shall use their reasonable best efforts to promptly resolve any disputed reimbursement requests.

g.
It is expressly acknowledged and agreed by the Parties that the consideration payable to Executive provided in this Section 2, constitutes the full consideration to secure the Release of Claims in Section 6 below. Except as set forth in this Agreement, no additional consideration shall be owing by the Company or any subsidiaries or affiliated entities of the Company to Executive in the form of severance, performance bonuses, stock payments, cash compensation, health or other benefits, expense reimbursement or otherwise. Except as otherwise set forth in this Agreement, this Agreement is a full and complete settlement of any and all amounts claimed to be due and owing by the Company and any subsidiaries or affiliated entities of the Company to Executive.
3.
Return of Company Property. Notwithstanding any other provision of this Agreement, the obligation of the Company to provide the payments and benefits to Executive pursuant to Section 2 of this Agreement is subject to Executive returning to the Company upon execution of this Agreement, any and all property of the Company in his possession, including, but not limited to, security key cards, keys, corporate credit cards, computers, corporate documents, corporate records and information, data, work product, identification tags, Confidential Information, Company trade secrets and inventions, customer and supplier information, competitor information, cost information, marketing methods, product pricing information, Company business plans and presentations, shareholder information, proprietary software and other proprietary property of the Company that Executive has received as a result of his employment by the Company. The foregoing includes, without limitation, all electronic information (including passwords), e-mails, or hard-copies or drafts of documents relating to or concerning Executive's work at the Company. By executing this Agreement, Executive represents and warrants, under penalty of perjury, that he/she has returned all of the Executive's property (including, but not limited to samples, ammunition, munition components, data, paper and all copies or derivations thereof) as of the date Executive signs this Agreement.

4.
Representations. Executive and the Company make the following representations, each of which is an important consideration to the other Party's willingness to enter into this Agreement:

a.
Executive understands and agrees he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

b.
Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

c.
Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

d.
The Company has sufficient reserves for the payment or performance of its obligations under this Agreement, and the Company shall make such payments and satisfy such obligations as agreed herein.

5.
Covenants of Confidentiality and Nondisclosure
a.
Executive acknowledges that, as a result of his employment with the Company, he is in possession of confidential or proprietary information of special value to the Company. Executive covenants and agrees that he shall not, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors, employees, and professional advisors of the Company, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company, any Confidential Information. Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, they shall, to the extent reasonably possible and legally permissible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order, at the Company’s sole cost and expense. “Confidential Information” means any confidential information with respect to the Company or affiliated entities, including, without limitation, methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, proprietary software, marketing methods, plans, suppliers, competitors, markets or other specialized information or proprietary matters that is not otherwise in the public domain or available to the public upon request or through publicly available research and discovery.

b.
The negotiations in connection with this Agreement were and are intended by the Parties to be confidential. No Party shall disclose or make any statements regarding such negotiations or the circumstances surrounding this Agreement, or the terms and conditions hereof; provided, however, that the Parties agree and acknowledge that the Company may, in its sole discretion, file this Agreement with the U.S. Securities and Exchange Commission and that any legally required disclosure with respect to information contained in this Agreement shall be permissible.

c.
Executive agrees that he will use his best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, including with respect to agreements, certificates, instruments and documents that he is required to deliver to Company in connection with this Agreement

6.
Release of Claims.

a.
Executive acknowledges and agrees that the consideration set forth in this Agreement represents settlement in full of all outstanding obligations owed to him by the Company and its current, former and prospective officers, directors, executives, employees, agents, consultants, investors, attorneys, shareholders, administrators, affiliates, subsidiaries, assigns, predecessors, successors, insurers, subrogees, representatives, transferees, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company or any affiliated persons or entities has or had a controlling interest (collectively, the “Releasees”). Executive on his own behalf and on behalf of his respective heirs, family members, executors, agents, assigns, any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by Executive or in which Executive has or had a controlling interest, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, right, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that they may now have or may hereafter have or claim to have against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred from the beginning of time through the Effective Date of this Agreement, including, without limitation:
i.
any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of Executive’s employment;
ii.
any and all claims relating to or arising from Executive’s ownership of capital stock in the Company;
iii.
any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of common stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
iv.
any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
v.
any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement or the Employment Agreement, including, but not limited to any claims for violations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

vi.
any and all claims for attorneys’ fees and costs, except as provided for herein; and
vii.
any and all claims based upon discovered facts in addition to or different from those that any of them now knows or believes to be true, or the claims or other legal forms of action released herein, and the Executive fully, finally, and forever settles and releases any and all claims set forth above, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

b.
Notwithstanding the foregoing, Executive does not release the Company from or waive or discharge his rights to payments under this Agreement.

c.
Executive acknowledges that the inclusion of “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that he assumes the risk of any mistake of fact or law. If Executive should subsequently discover that his understanding of the facts or of the law was or is incorrect, he shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon Executive according to the terms hereof regardless of any claims of mistake of fact or law.

d.
Executive agrees that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement and does not release claims that cannot be released as a matter of law, claims for indemnification (under the Company’s bylaws, certificate of incorporation, the terms of this Agreement or otherwise) or directors and officer’s liability insurance, or any claims or rights to vested benefits, such as pension or retirement benefits, or the right to seek continuation of health coverage under the Consolidated Omnibus Budget Reconciliation Act. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 6.

7.
Non-Disparagement.

a.
Executive agrees that he shall not at any time, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, critical or negative toward, or harm the Company or the current or prospective business plans of the Company, or any of the Releasees. Executive hereby agrees and acknowledges that each of the Releasees is a third-party beneficiary of this Section 7(a) and hereby consents to any such Releasee’s standing with respect to a claim arising out of their non-disparagement obligations to such Releasees contained in this Section

7(a). In the event Executive has knowledge of the source of any statement made that, if made by them, would violate this Section 7(a), he shall provide his full cooperation and assistance to the Company while it investigates such statement.

b.
The Company shall not at any time, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, critical or negative toward, or harm the current or prospective business plans of Executive or Executive.

8.
Post-Termination Cooperation. Executive agrees and covenants that, following the Termination Date, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his or her prior employment with the Company or any other position that Executive held that was affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his or her reasonable out-of- pocket expenses incurred in compliance with this Section 8.

9.
Post-Termination Non-Assistance. Executive agrees and covenants that, following the Termination Date, he or she shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any allegation, claim, administrative charge, or cause or action against the Company, including by providing testimony or other information or documents, except under compulsion of law Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be interpreted to preclude the Parties from making truthful statements to any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena, or cooperating with any federal, state or local governmental agency or commission.

10.
Enforcement. Because Executive’s services were special, unique, and extraordinary and because Executive had access to Confidential Information, the Parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without the necessity of posting of any bond or posting of other security) because Executive agrees substantial and immediate damages are presumed, would be inflicted and would be challenging to immediately quantify.

11.
Covenant not to sue. Executive covenants and agrees that Executive will not now, or at any time in the future, commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on Executive's behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Releasees with respect to any matter which arises from or relates to Executive's employment with the Releasees or the termination thereof or which is encompassed in the release set forth above. Nothing in this Agreement prevents Executive from (i) filing a claim to enforce the terms of this Agreement; (ii) filing for and receiving unemployment compensation available under applicable state law, (iii) asserting a claim arising after the Effective Date of this Agreement; or (iv) filing a charge with the Equal Employment Opportunity Commission ("EEOC") or participating in any EEOC investigation or proceeding. Executive promises, however, never to seek or accept any damages, remedies or other relief for Executive personally with respect to any claim released by this Agreement.

12.
Compliance with Securities Law. The Parties agree and covenant that they shall fully comply with all applicable federal and state securities law, including, but not limited to, making any and all filings on a timely basis required under Section 13 and Section 16 of the Exchange Act.

13.
No Admission of Liability. The Parties acknowledge and agree that any payments or benefits provided to the other under the terms of this Agreement do not constitute an admission by the Company it has violated any law or legal obligation with respect to any aspect of Executive’s employment by the Company or separation therefrom. If Executive does not accept this Agreement, this Agreement will not be admissible for any purpose against the Company, and any payments or benefits contemplated in this Agreement do not constitute (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive.

14.
No Action. Executive affirms that by executing this Agreement, that he has not filed any actions or charges against the Company or the Releasees in or with any federal, state or local court or agency. Executive further agrees that, upon payment of the consideration provided in this Agreement, he will not personally recover or attempt to recover monies from the Company or the Releasees regarding their engagement or termination of their engagement with the Company.

15.
Public Disclosure. The Parties agree that within four business days of execution of this Agreement, the Company will file a Report on Form 8-K. The Company will provide

Executive with a draft of the language that pertains to Executive in the 8-K and any related press release at least one business day prior to such disclosure. The Company will consider in good faith any comments that Executive may provide as to its content and will provide Executive with a final version of the language that pertains to Executive in the Form 8-K and any related press release prior to filing.

16.
Indemnification and Insurance. The Company hereby confirms that the indemnification provisions contained in Article IX of the Company’s Amended and Restated Certificate of Incorporation and Article XIII of the Company's bylaws, as in effect on the Termination Date, will continue to apply to Executive, subject to the terms and conditions specified therein, with respect to any of Executive’s acts or omissions in Executive’s capacity as an officer of the Company. In addition, for the avoidance of doubt, Company agrees to indemnify Executive in connection with the negotiation of this Agreement and any investigation arising from his employment at Company, including, but not limited to, any ongoing investigations by any governmental authority as of the date hereof, and any subsequent or parallel investigation by any other entity. This indemnification shall include legal fees, costs, and any penalty, fine, or disgorgement imposed on Executive. The Parties acknowledge and agree that such indemnification may exceed what is required under Delaware law.

17.
Cooperation. Executive agrees to reasonably cooperate with Company concerning the transition of any business matters or any litigation or regulatory matters in which Executive may have relevant knowledge or information, not to exceed 10 hours per week, through and until the date that is six months following the Termination Date. Such cooperation will include, without limitation, the following: (i) to meet and confer, at a time mutually convenient to the Parties, with the Company's designated management representative or outside attorneys pertaining to any claim or litigation matter, including, without limitation, for trial preparation purposes, answering questions, explaining factual situations, preparing to testify; (ii) to appear for deposition or trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and (iii) to give truthful sworn statements to Company's attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt Company's attorneys as Executive's own attorneys (unless there is a conflict of interest), and to accept their record instructions at deposition or trial.

18.
Forfeiture of Payment.

a.
Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event he materially breaches any of his obligations under this Agreement, including but not limited to those set forth in Section 3, Section 5, and Section 7 of this Agreement, he will forfeit his right to receive the payments, benefits, and stock issuances under Section 2 of this Agreement, to the extent not theretofore paid to him as of the date of such breach and, if already made as of the time of breach, Executive agrees that he will reimburse the Company immediately for the amount of such payments on a pre-tax basis.

b.
If Executive is convicted, pleads nolo contendere, or enters a plea agreement for criminal activity involving fraud, larceny, or embezzlement or intentional financial impropriety in connection with his employment with the Company, he will forfeit his right to receive all benefits, payments, and stock issuances under Section 2 of this Agreement, to the extent not theretofore paid to him as of the date of such charge and, if already made as of the time such charge, Executive agrees that he will reimburse the Company immediately for the amount of such payments on a pre-tax basis.

c.
Executive is subject to the Company’s Compensation Recovery Policy (“CRP”), as required by Exchange Act Rule 10-D-1. Pursuant to the CRP, in the event the Company is required to prepare an Accounting Restatement, the Executive may be required to repay incentive compensation to the Company. The Parties agree that Executive is bound by the CRP and nothing in this Settlement Agreement modifies the Parties rights, responsibilities, or obligations under the CRP.

19.
Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by a recognized overnight courier to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

if to Executive, then to Executive’s personal physical and email addresses on the Company’s records as of the date hereof:

With a copy to:

Norton Rose Fulbright US LLP 1225 Seventeenth Street, Suite 3050

Denver, CO 80202 Attn: Laura Perlov

Email: laura.perlov@nortonrosefulbright.com

if to the Company, then to:

AMMO, Inc.

7681 E. Gray Road Scottsdale, AZ 85260

Attention: Jordan Christensen – General Counsel Email: jchristensen@ammoinc.com

20.
Governing Law. The laws of the State of Arizona will govern the interpretation, validity and effect of this Agreement without regard to principles of conflicts of law, the place of execution or the place for performance thereof. The Parties hereto hereby irrevocably and unconditionally each submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and/or federal courts located in

Arizona; consents that any such action or proceeding shall be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

21.
Entirety of Agreement. This Agreement contains the entire understanding by and between the Parties and supersede any and all prior agreements, understandings and rights between them, whether such agreements, understandings, or rights were oral or written, and all of which prior agreements, understandings, and rights are hereby definitively terminated and of no further force or effect, except for those agreements executed in connection with this Agreement. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Agreement is intended to cover any and all matters and claims (including possible and contingent claims) arising out of or related to any and all prior agreements or understandings and this Agreement shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained. Executive covenants and agrees that he will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise against the Releasees or any of them, as applicable, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to this Agreement, except to enforce this Agreement.

22.
Modification. This Agreement shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Agreement and may only be modified by a writing signed by all Parties. This Agreement shall be binding upon and inure to the benefit of the Releasees.

23.
Construction. The headings of paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement. Should any portion (e.g., word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall survive indefinitely. The terms and conditions of this Agreement have been, or will deemed to be, jointly negotiated by the Parties, and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. For purposes of this Agreement, “Company” shall include any of the Company’s parents, subsidiaries, affiliates, or any other entity in which it holds a 50% or greater equity interest.

24.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. This Agreement may be executed in counterparts and may be delivered via fax or scan which shall have the same full force and effect as an original.

25.
Advice of Counsel. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Agreement with or without such counsel. Executive has not relied upon Company counsel with respect to any advice of any nature or kind regarding this Agreement, and Executive acknowledges and agrees that Company counsel does not represent him individually or in any other capacity. Executive further acknowledges that he is competent to execute this Agreement, and that he fully understands the meaning and intent of this Agreement.

26.
Successors and Assigns. This Agreement will be assigned to the Company’s successors and assigns, if any, including, without limitation, successors and assigns through merger, name change, consolidation, liquidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon such successors and/or assigns.

27.
Competency. Executive warrants that he is fully competent to enter into this Agreement; that he has read this Agreement and fully understands its meaning; that he knowingly and voluntarily enters into this Agreement; and that he agrees to comply with its terms and conditions.

28.
Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to be exempt from Section 409A of the Code, including under the exemptions available in Treas. Reg. Sec. 1.409A-1(b)(4) and 1.409A-1(b)(9) and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, "Section 409A") and shall be construed and administered in accordance with such intent; to the extent not so exempt, the provisions of this Agreement shall be construed and administered in compliance with Section 409A and shall incorporate all required defined terms by reference. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Executive Separation Agreement as of the day and year first above written.

AMMO, INC.

By: Name: Jared Smith

Title: Chief Executive Officer

Robert WileyExecutive